APPENDIX H

CODE OF ETHICS

I.	INTRODUCTION

NorthCoast Asset Management, LLC (“NorthCoast”) has adopted this Code of Ethics (“Code”) pursuant to Rule 204A-1 of the Investment Advisers Act of 1940, as amended (“Advisers Act”) and Rule 17j-1 promulgated under the Investment Company Act of 1940, as amended (Investment Company Act). High ethical standards are essential for the success of NorthCoast and to maintain the confidence of clients and investors in investment funds managed by NorthCoast (“clients”). NorthCoast’s long-term business interests are best served by adherence to the principle that the interests of clients come first. We have a fiduciary duty to clients to act solely for the benefit of our clients. All personnel of NorthCoast, including directors, officers and employees of NorthCoast, must put the interests of NorthCoast’s clients before their own personal interests and must act honestly and fairly in all respects in dealings with clients. All personnel of NorthCoast must also comply with all federal securities laws. In recognition of NorthCoast’s fiduciary duty to its clients and NorthCoast’s desire to maintain its high ethical standards, NorthCoast has adopted this Code of Ethics containing provisions designed to prevent improper personal trading, identify conflicts of interest and provide a means to resolve any actual or potential conflicts in favor of NorthCoast’s clients.

Adherence to the Code and the related restrictions on personal investing is considered a basic condition of employment by NorthCoast. If you have any doubt as to the propriety of any activity, you should consult with the Compliance Officer, who is charged with the administration of this Code.

II.	DEFINITIONS

1.
Access Person means any partner, officer, director or personnel (for the purpose of this section, personnel shall include any interns, temporary and/or contract employees) of NorthCoast, or other person who provides investment advice on behalf of NorthCoast and is subject to the supervision and control of NorthCoast (i) who has access to nonpublic information regarding any clients’ purchase or sale of securities, or nonpublic information regarding portfolio holdings of any Reportable Fund (as defined below) or (ii) who is involved in making securities recommendations to clients (or who has access to such recommendations that are nonpublic).  All Access Persons are referred to as “Supervised Persons” in this Code.

2.
Automatic Investment Plan means a program in which regular periodic purchases (or withdrawals) are made automatically in (or from) investment accounts in accordance with a predetermined schedule and allocation, including a dividend reinvestment plan.

3.
Beneficial Ownership includes ownership by any person who, directly or indirectly, through any contract, arrangement, understanding, relationship or otherwise, has or shares a direct or indirect financial interest other than the receipt of an advisory fee.

4.	Personal Account means any account in which a Supervised Person has any Beneficial Ownership.

5.	Reportable Security means a security as defined in Section 202(a)(18) of the Advisers Act (15 U.S.C. 80b-2(a)(18)), except that it does not include:

(i)	Direct obligations of the Government of the United States;

(ii)	Bankers' acceptances, bank certificates of deposit, commercial paper and high quality short-term debt instruments, including repurchase agreements;

(iii)	Shares issued by money market funds;

(iv)
Shares issued by registered open-end funds other than exchange-traded funds and other than registered funds managed by NorthCoast or registered funds whose adviser or principal underwriter controls NorthCoast, is controlled by NorthCoast, or is under common control with NorthCoast (each a “Reportable Fund”); and

(v)	Shares issued by unit investment trusts that are invested exclusively in one or more registered open-end funds, none of which is a Reportable Fund.

For clarification, the term “Reportable Security” includes any common or preferred stock, warrant, note, bond, debenture, put, call, straddle or other option on any security, group or index of securities (including any interest therein or based on the value thereof) or foreign currency, or, in general, any interest or instrument commonly known as a “security,” or any certificate of interest or participation in, right to subscribe to, or purchase any of the foregoing.

6.	Restricted Security means any security that (1) a client owns or is in the process of buying or selling; or (2) NorthCoast is researching, analyzing or considering buying or selling for a client.

7.
Short Sale means the sale of securities that the seller does not own. A Short Sale is "against the box" to the extent that the seller contemporaneously owns or has the right to obtain securities identical to those sold short, at no added cost.

III.	APPLICABILITY OF CODE OF ETHICS

Personal Accounts of Supervised Persons.   This Code applies to all Personal Accounts of all Supervised Persons.

▪	A Personal Account also includes an account maintained by or for:

▪	A Supervised Person's spouse (other than a legally separated or divorced spouse of the Supervised Person) and minor children;

▪	Any immediate family members who live in the Supervised Person’s household;

▪
Any persons to whom the Supervised Person provides primary financial support, and either (i) whose financial affairs the Supervised Person controls, or (ii) for whom the Supervised Person provides discretionary advisory services; and

▪	Any partnership, corporation or other entity in which the Supervised Person has a 25% or greater beneficial interest, or in which the Supervised Person exercises effective control.

A comprehensive list of all Supervised Persons and Personal Accounts will be maintained by NorthCoast’s Compliance Officer.

IV.	RESTRICTIONS ON PERSONAL INVESTING ACTIVITIES

1.
General.  It is the responsibility of each Supervised Person to ensure that a particular securities transaction being considered for his or her Personal Account is not subject to a restriction contained in this Code or otherwise prohibited by any applicable laws. Personal securities transactions for Supervised Persons may be effected only in accordance with the provisions of this Section.

2.
Preclearance of Transactions in Personal Account. A Supervised Person must obtain the prior written approval of the Compliance Officer before engaging in any transaction in his or her Personal Account. The Compliance Officer may approve the transaction if the Compliance Officer and traders conclude that the transaction would comply with the provisions of this Code and is not likely to have any adverse economic impact on clients. A request for preclearance must be made by sending an email to the Compliance Officer in advance of the contemplated transaction which includes the ticker and number of shares. Generally, any security appearing on the Watch List (to be maintained by Research/Trading) will not be approved for personal trading.

Any approval given under this paragraph will remain in effect for 24 hours.

3.
Short Sales. A Supervised Person may not engage in any short sale of a security on the Watch List or otherwise restricted. However, short sales of securities that are not on the Watch List or otherwise restricted are permitted.

4.
Limited Offerings and Initial Public Offerings (“IPOs”). A Supervised Person may not acquire any Beneficial Ownership in any securities in any Limited Offerings or IPOs unless the Compliance Officer has given express prior written approval. A Limited Offering means an offering that is exempt from registration under the Securities Act of 1933 pursuant to section 4(a)(2) or section 4(a)(5) or pursuant to rule 504, or rule 505, or rule 506 under the Securities Act of 1933. The Compliance Officer, in determining whether approval should be given, will take into account, among other factors, whether the investment opportunity should be reserved for clients and whether the opportunity is being offered to the Supervised Person by virtue of his or her position with NorthCoast.

5.
Short Term or Excessive Trading. NorthCoast believes that short term or excessive personal trading by its Supervised Persons can raise compliance and conflicts issues. Accordingly, no Supervised Person may purchase and sell the securities of the same issuer within 30 days or engage in more than 20 personal securities transactions during any 30 day period.

6.
Management of Non-Adviser Accounts. Supervised Persons are prohibited from managing accounts for third parties who are not clients of NorthCoast or serving as a trustee for third parties unless the Compliance Officer pre-clears the arrangement and finds that the arrangement would not harm any client. The Compliance Officer may require the Supervised Person to report transactions for such account and may impose such conditions or restrictions as are warranted under the circumstances.

7.
Prohibited Actions.  No Supervised Person is permitted, in connection with the purchase or sale (directly or indirectly) by the Supervised Person of a security held or to be acquired by a client: (a) to employ any devise, scheme or artifice to defraud the client; (b) to make any untrue statement of a material fact to a client or omit to state a material fact necessary in order to make the statements made to the client, in light of the circumstances under which they are made, not misleading; (c) to engage in any act, practice or course of business that would act as fraud or deceit upon a client; or (d) to engage in any manipulative practice with respect to a client;

V.	EXCEPTIONS FROM PRECLEARANCE PROVISIONS

In recognition of the de minimis or involuntary nature of certain transactions, this section sets forth exceptions from the preclearance requirements. The restrictions and reporting obligations of the Code will continue to apply to any transaction exempted from preclearance pursuant to this Section. Accordingly, the following transactions will be exempt only from the preclearance requirements of Section IV.2:

1.	Purchases or sales that are non-volitional on the part of the Supervised Person such as purchases that are made pursuant to a merger, tender offer or exercise of rights;

2.	Purchases or sales pursuant to an Automatic Investment Plan;

3.	Transactions in securities that are not Reportable Securities; and

4.
Transactions effected in, and the holdings of, any account over which the Supervised Person has no direct or indirect influence or control (i.e., blind trust, discretionary account or trust managed by a third party).

VI.	REPORTING

1.	Quarterly Transaction Reporting. All Supervised Persons must submit to the Compliance Officer Quarterly Transaction Reports.

•
Contents of Quarterly Transaction Reports. Each transaction report must contain, at a minimum, the following information about each transaction involving a Reportable Security during the quarter in which the Supervised Person had, or as a result of the transaction acquired, any Beneficial Ownership:

•	the date of the transaction, the title, and, interest rate and maturity date (if applicable), the exchange ticker symbol and principal amount of each Reportable Security involved;
•	the nature of the transaction (i.e., the purchase, sale or any other type of acquisition or disposition);
•	the price of the Reportable Security at which the transaction was affected;
•	the name of the broker, dealer or bank with or through which the transaction was effected;
•	the date the report is submitted by the Supervised Person; and
•
with respect to each account established by the Supervised Person during the quarter in which any securities were held during the quarter, each Supervised Person must also report: (A) the name of the broker, dealer or bank where the account was established, (B) the date the account was established;

•	Timing of Quarterly Transaction Reports. Each Supervised Person must submit a transaction report no later than 30 days after the end of each calendar quarter.
•	A form of Quarterly Transaction Report is set forth as Attachment C.

2.	Disclosure of Securities Holdings. All Supervised Persons must submit Initial and Annual Holdings Reports to the Compliance Officer as follows:

•	Contents of Initial and Annual Holdings Reports. All holdings reports must contain, at a minimum:

•	the title and type of security, principal amount, the exchange ticker symbol, and number of shares of any Reportable Security in which the Supervised Person has any Beneficial Ownership;
•	the name of any broker, dealer or bank with which the Supervised Person maintains an account in which any securities are held for the Supervised Person’s benefit; and
•	the date that the Supervised Person submits the report.
•	Timing of Initial and Annual Holdings Reports.

a.
Initial. Each Supervised Person must submit to the Compliance Officer an Initial Holdings Report within 10 days of becoming a Supervised Person. The information contained in the Initial Holdings Report must be current as of a date no more than 45 days prior to the date the person became a Supervised Person.

b.
Annual.  Each Supervised Person must submit to the Compliance Officer an Annual Holdings Report by January 31st of each year.  The information in the Annual Holdings Report must be current as of a date no more than 45 days before the report is submitted by the Supervised Person.

c.	A form of the Initial Holdings Report is set forth in Attachment A. A form of the Annual Holdings Report is set forth in Attachment B.

3.
Exceptions to Reporting Requirements. A Supervised Person need not submit any report with respect to securities held in accounts over which the Supervised Person has not direct or indirect influence or control or transaction reports with respect to transactions effected pursuant to an Automatic Investment Plan.

4.	Supervised Persons must report immediately any suspected violations to the Compliance Officer.

VII.	RECORDKEEPING

The Adviser will maintain all books and records in an easily accessible place in accordance with Investment Company Act Rule 17j-1(f) and Advisers Act Rules 204(2), Rule 31a-1 and Rule 31a-2, and the respective retention periods, including:

•	A copy of each Code of Ethics that is in effect or in any time during the past six years was in effect;
•	A record of any violation of the Code of Ethics, and of any action taken as a result of the violation, for at least six years from the end of the fiscal year in which the violation occurs;
•
A copy of all reports submitted by Supervised Persons, including any information provided in lieu of the reports, for at least six years from the end of the fiscal year in which the report is made or the information provided;

•	A record of all persons, currently or within the past six years, who are or were Supervised Persons or who are or were responsible for reviewing reports submitted by Supervised Persons;
•	A copy of each written report, submitted to the Board of Trustees of any mutual fund managed by NorthCoast, for six years from the end of the fiscal year in which the report was made;
•
A record of any decision, and the reasons supporting the decision, to permit investments in IPOs or Limited Offerings for at least six years after the end of the fiscal year in which approval was granted; and

•	All trade confirmations, account statements and/or periodic statements of Supervised Persons may be kept electronically in a computer database.

VIII.	OVERSIGHT OF CODE OF ETHICS

1.
Acknowledgment. The Compliance Officer will annually distribute a copy of the Code to all Supervised Persons. The Compliance Officer will also distribute promptly all amendments to the Code. All Supervised Persons are required annually to sign and acknowledge their receipt of this Code by signing the form of acknowledgment attached as Attachment D or such other form as may be approved by the Compliance Officer.

2.	Notification of Reporting Obligation. The Compliance Officer will identify all Supervised Persons and notify them of their reporting obligations under this Code.

3.
Review of Transactions. The Compliance Officer will review all reports submitted by Supervised Persons. The Reportable Securities transactions reported on Quarterly and Annual Transaction Reports will be reviewed and compared against client Reportable Securities transactions. Each Supervised Person's is responsible for delivering Personal Account statements on a quarterly basis and transactions in his/her Personal Account will be reviewed on a quarterly and compared with pre-clearance requests, transactions for the clients and against the Watch List. Any Supervised Person transactions that are believed to be a violation of this Code will be reported promptly to the management of NorthCoast. The Head of Trading of NorthCoast will review the Compliance Officer’s transactions and preclearance requests.

4.
Sanctions. NorthCoast’s management, with advice of legal counsel, at their discretion, will consider reports made to them and upon determining that a violation of this Code has occurred, may impose such sanctions or remedial action as they deem appropriate or to the extent required by law. These sanctions may include, among other things, disgorgement of profits, suspension or termination of employment and/or criminal or civil penalties.

5.
Authority to Exempt Transactions. The Compliance Officer has the authority to exempt any Supervised Person or any personal securities transaction of a Supervised Person from any or all of the provisions of this Code if the Compliance Officer determines that such exemption would not be against any interests of a client and would be in accordance with applicable law. The Compliance Officer will prepare and file a written memorandum of any exemption granted, describing the circumstances and reasons for the exemption.

6.
ADV Disclosure. The Compliance Officer will ensure that NorthCoast’s Form ADV (1) describes the Code in Item 11 of Part 2A and (2) offers to provide a copy of the Code to any client or prospective client upon request.

7.
Annual Report to the Board of Trustees (the “Board”).  On an annual basis, the Compliance Officer shall provide a written report to the Board of any mutual fund that NorthCoast manages, which: (1) describes any issues arising under the Code or procedures, since the last report to the Board, including, but not limited to, material violations of the Code or procedures and sanctions imposed in response to material violations; and (2) certifies that NorthCoast has adopted procedures reasonably necessary to prevent Supervised Persons from violating the Code.

IX.	CONFIDENTIALITY

All reports of personal securities transactions and any other information filed pursuant to this Code will be treated as confidential to the extent permitted by law.

APPENDIX H
ATTACHMENT A

INITIAL HOLDINGS REPORT

To:                      Compliance Officer

From:

Subject:              Personal Securities Transactions

Pursuant to the Code, you must submit an Initial Holdings Report that lists all Reportable Securities (as defined in the Code) in which you have a direct or indirect Beneficial Ownership (as defined in the Code). You are not required to include all holdings of shares of open end investment companies (mutual funds).

Kindly complete the form below and return it to the Compliance Officer. This must be submitted no later than 10 days after the date on which the undersigned became a Supervised Person. The information set forth in an Initial Holdings Report must be current as of a date no more than 45 days prior to the date on which the report is submitted.

Date	Title & Amount of Security (including exchange ticker symbol or CUSIP number, number of shares and principal amount)	Name of Broker, Dealer or Bank Maintaining Account At Which Any Securities are Maintained

(Please attach additional pages if you require more space)

      I certify that the names of any brokerage firms or banks where I have an account in which any securities are held are disclosed above, except for the following:

Signed:

Print Name:

Date:

APPENDIX H ATTACHMENT B

ANNUAL HOLDINGS REPORT

To:                      Compliance Officer

From:

Subject:                      Personal Securities Transactions

Pursuant to the Code, you must submit an Annual Holdings Report that lists all Reportable Securities (as defined in the Code) in which you have a direct or indirect Beneficial Ownership (as defined in the Code). You are not required to include all holdings of shares of open end investment companies (mutual funds).

Kindly complete the form below and return it to the Compliance Officer. This must be submitted annually, by January 31st each year. The information set forth in the Annual Holdings Report must be current as of a date no more than 45 days prior to the date on which the report is submitted.

Date	Title & Amount of Security (including exchange ticker symbol or CUSIP number, number of shares and principal amount)	Name of Broker, Dealer or Bank Maintaining Account At Which Any Securities are Maintained

(Please attach additional pages if you require more space)

       I certify that the names of any brokerage firms or banks where I have an account in which any securities are held are disclosed above, except for the following:

Signed:

Print Name:

Date:

APPENDIX H ATTACHMENT C

QUARTERLY TRANSACTION REPORT

This report must be submitted to the Compliance Officer no later than 30 days after the end of a calendar quarter.

Period of Report: From                                                      to                                     .

Date of the Transaction	Issuer	Debt: Interest Rate and Maturity Date	Title, Number of Shares, Principal amount	Nature of Transaction: (i.e. Purchase (P), Sale (S) or Short Sale (SS))	Price	Broker, Dealer or Bank

New Accounts:

Name of Broker, Dealer or Bank with whom Account was Established	Date Account was Established

I certify that I have reported on this form, or that you have received duplicate brokerage confirmations/statements of, all transactions in Reportable Securities in which I had any direct or indirect Beneficial Ownership during the period covered by this report.  I further certify that I have disclosed all new brokerage accounts in which I have Beneficial Ownership of securities.1

Name of reporting person

Date:

1  Pursuant to Rule17j-1 of the Investment Company Act of 1940, as amended, personnel of an adviser that acts as an investment adviser to a registered investment company must disclose, on a quarterly basis, any account they have established in which any securities were held during the quarter for their direct or indirect benefit

APPENDIX H
ATTACHMENT D

CODE OF ETHICS

ACKNOWLEDGMENT

I hereby acknowledge receipt of the NorthCoast Asset Management, LLC Code of Ethics and certify that I have read and understand it and agree to abide by it. I hereby represent that all my personal securities transactions will be effected in compliance with the Code.

I also confirm that I have reported to the Compliance Officer all transactions in which I had or obtained any direct or indirect Beneficial Ownership.

Date:	(Signature)

(Print Name)